GUARANTEE AND ASSUMPTION AGREEMENT

THIS GUARANTEE AND ASSUMPTION AGREEMENT ("Agreement") made as of August 11, 2005, by and among Qorus.com, Inc., a Florida corporation ("Qorus"), Keating Reverse Merger Fund, LLC, a Delaware limited liability company ("KRM Fund"), and Shenyang Elwin Non-Ferrous Metals Co., Ltd. ("Shenyang"), a limited liability company under the Company Law of The People's Republic of China (the "PRC") (collectively the "Parties").

                                   RECITALS

A. WHEREAS, Qorus, KRM Fund, Elwin Group Limited, an International Business Company incorporated in the British Virgin Islands ("Elwin"), and all of the members of Elwin ("Members") have entered into an Exchange Agreement dated August 11, 2005 (the "Exchange Agreement") pursuant to which Qorus is to acquire all of the issued and outstanding capital stock of Elwin from the Members; and

B. WHEREAS, Shenyang acknowledges that as a condition of Qorus and KRM Fund entering into the Exchange Agreement, Shenyang shall be liable with Elwin and each of its Members with respect to each of the obligations of Elwin and the Members under the Exchange Agreement; and

C.    WHEREAS, Shenyang is to receive benefits as a result of the Exchange
      Agreement.


      NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound, hereby agree as follows:

1. Guarantee and Assumption. Shenyang hereby agrees that it shall, from the date of this Agreement, be liable with Elwin and its Members for each and every obligation and liability of Elwin and its Members under the Exchange Agreement as if it was a party to the Exchange Agreement. Shenyang further agrees that Qorus and KRM Fund shall not be obligated to take any steps whatsoever to collect from, to file any claim of any kind against, or to enforce any liability or obligation against, Elwin or any Member, prior to pursuing any claim, action or remedy against Shenyang under this Agreement.

2. Default; Notice. In the event of any default or breach by Elwin or any of its Members under the Exchange Agreement, Qorus and KRM Fund hereby agree that they will provide any notice to Shenyang that they are required to provide to Elwin or its Members and that they will not take any action against Shenyang hereunder unless and until any applicable cure period under the Exchange Agreement has expired.

3. Acknowledgement. Shenyang hereby acknowledges that this Agreement is a material inducement for Qorus and KRM Fund to enter into the Exchange Agreement, and that Qorus and KRM Fund would not have entered into the Exchange Agreement without this Agreement.


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4. Miscellaneous. This Agreement, and its enforcement, shall be governed by, and construed in accordance with, the laws of the State of Florida (without regard for conflict rules thereof) and the United States. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original of this agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Any party to this Agreement may deliver an executed copy hereof by facsimile transmission to another party hereto and any such delivery shall have the same force and effect as any other delivery of a manually signed copy of this Agreement. It is understood and agreed by the Parties that each represents and warrants to the other that the individual signing this Agreement on behalf of the Party is their duly authorized representative and that such individual's signature binds the Party represented to the terms of this Agreement. The terms and provisions contained in this Agreement and the Exchange Agreement, together with all agreements, certificates and schedules delivered in connection therewith, constitute the entire agreement between the Parties and shall supersede all previous communications, representations, agreements or understandings, either oral or written, between the parties with respect to the subject matter hereof. No agreement or understanding varying or extending this Agreement shall be binding upon either party hereto, unless set forth in a writing which specifically refers to this Agreement, signed by duly authorized officers or represent representatives of the respective parties, and the provisions hereof not specifically amended thereby shall remain in full force and effect.

                  [Remainder of this page intentionally left blank.]


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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the day and year first set forth above.

                                    SHENYANG ELWIN NON-FERROUS METALS CO.,
                                    LTD.

                                    By: /s/ Kuibin Liu
                                        --------------------------------------
                                        Kuibin Liu, Executive Director and
                                        General Manager

                                    KEATING REVERSE MERGER FUND, LLC


                                    By: /s/ Timothy J. Keating
                                        --------------------------------------
                                        Timothy J. Keating, Manager



                                    QORUS.COM, INC.


                                    By: /s/ Kevin R. Keating
                                        --------------------------------------
                                        Kevin R. Keating, President


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